Forgent Announces USPTO to Reexamine the '672 Patent

AUSTIN, TX -- 02/02/2006 -- Forgent™ Networks (NASDAQ: FORG) along with its wholly owned subsidiary, Compression Labs, Inc. ("CLI"), today announced it has received an ex parte reexamination order from the United States Patent and Trademark Office ("USPTO") regarding Forgent's data compression technology embodied in U.S. Patent No. 4,698,672 (the '672 Patent).

"We began investigating the '672 Patent in 2001 and have spent more than three years enforcing our property rights. We have not found any convincing arguments of invalidity, including the recent claims, and as a result we are confident in the patent, and look forward to an efficient re-examination," said Richard Snyder, chairman and CEO of Forgent. "Forgent has deep technology roots and is committed to protecting and developing all of its assets and intellectual property to maximize shareholder value."

Forgent has pending litigation against approximately 30 companies for infringement of the '672 Patent in the United States District Court for the Northern District of California.

Since its inception more than three years ago, Forgent's intellectual property program has generated more than $105 million in revenues primarily from licensing the '672 Patent to more than 50 different companies in Asia, Europe and the United States. The '672 Patent relates to digital image compression used in digital still image devices that compress, store, manipulate, print or transmit digital still images such as digital cameras, personal digital assistants, cellular telephones, printers, scanners and certain software applications. The company's patent portfolio includes the combined inventions of Compression Labs, Inc., VTEL Corporation and Forgent Networks, Inc.

About Forgent

Forgent™ Networks (NASDAQ: FORG) develops and licenses intellectual property and provides scheduling software to a wide variety of customers. Forgent's intellectual property licensing program is related to communication technologies developed from a diverse and growing patent portfolio. Forgent's software division, NetSimplicity provides a spectrum of scheduling software that enables all sizes of organizations to streamline the scheduling of people, places and things. For additional information please visit www.forgent.com.

Investor contact:
Michael Noonan
512.437.2476
michael_noonan@forgent.com

Media contact:
Lee Higgins
512.794-8600
lee@petersgrouppr.com